SCHEDULE 14C

(RULE 14C-101)

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934
(Amendment No. )

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|X|	Preliminary Information Statement

|_|	Definitive Information Statement

|_|	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

RELIANT HOME WARRANTY CORPORATION

(Name of Registrant As Specified In Its Charter)

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(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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(5)	Total fee paid:

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RELIANT HOME WARRANTY CORPORATION
350 Bay Street, Suite 250
Toronto, Ontario M5H 2S6

NOTICE OF ACTION TAKEN PURSUANT
TO THE WRITTEN CONSENT OF STOCKHOLDERS

July [3], 2006

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the following action has been taken pursuant to the written consent of stockholders holding a majority of the outstanding shares of common stock dated June 20, 2006, in lieu of a special meeting of the stockholders. Such action is expected to be effective on or about [________], 2006 (the “Effective Date”):

Our Articles of Incorporation, as amended, will be amended on the Effective Date to increase the authorized number of shares of our common stock, par value $.001 per share, from one hundred million (100,000,000) shares to two hundred million (200,000,000) shares. On the Effective Date, we will file an amendment to our Articles of Incorporation with the Secretary of State of the State of Florida, pursuant to the provisions of the Florida Business Corporation Act.

No action is required by you. The accompanying Information Statement is furnished only to inform our shareholders of the action described above before it takes effect in accordance with Rule 14c-2 promulgated under the Securities Act of 1934, as amended. This Information Statement is being mailed to you on or about [July 3], 2006.

By Order of the Board of Directors, /s/ Boyd Soussana Boyd Soussana Chairman of the Board and Chief Executive Officer

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER WHICH IS DESCRIBED IN THE ATTACHED INFORMATION STATEMENT.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

PLEASE NOTE THAT A MAJORITY OF OUR STOCKHOLDERS HAVE VOTED TO APPROVE THE INCREASE IN AUTHORIZED COMMON STOCK AND, CONSEQUENTLY, NO ADDITIONAL VOTES WILL BE NEEDED TO APPROVE THE INCREASE.

INFORMATION STATEMENT AND
NOTICE OF ACTION TAKEN WITHOUT A MEETING OF STOCKHOLDERS

OF

RELIANT HOME WARRANTY CORPORATION

350 Bay Street, Suite 250
Toronto, Ontario M5H 2S6

This Information Statement Is Being Provided
To You by the Board of Directors of
Reliant Home Warranty Corporation

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

INTRODUCTION

This Information Statement and Notice of Action Taken Without a Meeting of Stockholders is being furnished by us to our stockholders of record as of [____], 2006, to inform them of the June 20, 2006 approval by written consent of stockholders owning a majority, as of the record date, [_____], 2006, of our outstanding shares of common stock, the only class of our voting securities outstanding as of the record date, of an amendment to our Articles of Incorporation to increase the number of authorized shares of our common stock from one hundred million (100,000,000) to two hundred million (200,000,000) shares.

This information statement is dated July [3], 2006 and is first being sent or given to our stockholders as of the record date on or about [July 3], 2006.

VOTING RIGHTS AND OUTSTANDING SHARES

The amendment to our Articles of Incorporation was approved by board consent and written stockholder consent on June 20, 2006 by stockholders owning a majority of the outstanding shares of our common stock. As of the date of the stockholder consent, our only outstanding voting securities were our shares of common stock.

As of the record date for determining stockholders entitled to vote on such matters, there were issued and outstanding a total of 86,019,782 shares of common stock. With respect to the action approved by the stockholder consent, each share of our common stock entitled its holder to one vote. The stockholder consent was signed by holders of 57,760,000 (or 67%) of the 86,019,782 votes that were entitled to be cast on these matters. Holders of common stock have no preemptive rights to acquire or subscribe for any of the additional shares of common stock.

Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the proposal will not be adopted until a date at least twenty days after the date on which this Information Statement has been mailed to the stockholders. We anticipate that the actions contemplated herein will be effected on or about the close of business on [___________], 2006.

We have asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the common stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the number of shares of our common stock beneficially owned on June 19, 2006 by:

*	Each person who is known by us to beneficially own 5% or more of our common stock;

*	Each of our directors, our CEO and each other officer whose total annual salary and bonus exceeds $100,000; and

*	All of our directors and listed officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days after the date indicated in the table are deemed beneficially owned by the optionees. Subject to any applicable community property laws, the persons or entities named in the table above have sole voting and investment power with respect to all shares indicated as beneficially owned by them.

	Amount and Nature of Beneficial Ownership	Percentage of Class
HS Holdings, Inc.	18,753,113	21.80%
Kevin Hamilton (1)	20,085,667	23.35%
RS Atlantic Holdings Inc.	18,921,220	22.00%
Boyd Soussana	0	0.00%
Honorable John Roberts	0	0.00%
Paul Burden	0	0.00%
All directors and officers as a group (3 people)	0	0.00%

____________

(1) Galaxy Galleria Inc. is the record owner of 20,085,667 shares of our common stock. All of the outstanding shares of common stock of Galaxy Galleria are owned beneficially and of record by the Kevin Hamilton Family Trust. Kevin Hamilton, the trustee of the Kevin Hamilton Family Trust, controls the voting and investment power with respect to the shares of our common stock owned by Galaxy Galleria.

The address of each of the persons listed is c/o Reliant Home Warranty Corporation, 350 Bay Street, Suite 250, Toronto, Ontario M5H 2S6 Canada.

Description of March 2005 Change in Control

On March 16, 2005, Sandro Sordi, in trust for Galaxy Galleria Inc., RS Atlantic Holdings Inc. and HS Holdings, Inc., acquired a majority interest in our issued and outstanding common stock. Pursuant to a Share Purchase Agreement, Sandro Sordi acquired in trust an aggregate of 1,657,045 shares of our common stock from two of our shareholders, Condor Gold Corp. and RTO Zarex Ltd., for $287,500, which was paid out of the general corporate funds of Galaxy Galleria, RS Atlantic Holdings and HS Holdings in proportion to the amount of stock received by them. As of March 16, 2005, we had a total of 2,019,945 shares of common stock issued and outstanding and the shares acquired in the transaction represented eighty-two percent (82%) of our issued and outstanding common stock.

On March 24, 2005, The BSA Group Limited, in trust for Galaxy Galleria, RS Atlantic Holdings and HS Holdings, the shareholders of 1604494 Ontario Inc., an Ontario private company, acquired a majority interest in our issued and outstanding common stock. Pursuant to a Stock Exchange Agreement, The BSA Group acquired in trust 76,000,000 shares of our common stock in exchange for all of the issued and outstanding shares of 1604494 Ontario Inc. As of March 24, 2005, we had a total of 78,019,945 shares of common stock issued and outstanding and the shares acquired in the transaction represented ninety-seven and four-tenths percent (97.4%) of our issued and outstanding common stock.

At the closing of the Stock Exchange Agreement pursuant to the governing trust relationship, 20,085,667 shares of our common stock were issued directly to Galaxy Galleria, all of the stock of which is owned by the Kevin Hamilton Family Trust. Kevin Hamilton, the trustee of the Kevin Hamilton Family Trust, controls the voting power and investment power with respect to the shares owned by Galaxy Galleria and is the beneficial owner of the shares owned of record by Galaxy Galleria. In connection with the Stock Exchange Agreement, Galaxy Galleria Inc. exchanged 20,085,667 common shares of 1604494 Ontario Inc. for 20,085,667 shares of our common stock. As of March 24, 2005, Kevin Hamilton beneficially owned twenty-five and seven-tenths percent (25.7%) of our issued and outstanding common stock and as of June 19, 2006, Kevin Hamilton beneficially owned twenty-three and thirty-five hundredths percent (23.35%) of our issued and outstanding common stock.

At the closing of the Stock Exchange Agreement pursuant to the governing trust relationship, 18,921,220 shares of our common stock were issued directly to RS Atlantic Holdings. In connection with the Stock Exchange Agreement, RS Atlantic Holdings exchanged 18,921,220 common shares of 1604494 Ontario Inc. for 18,921,220 shares of our common stock. As of March 24, 2005, RS Atlantic Holdings beneficially owned twenty-four and two-tenths percent (24.2%) of our issued and outstanding common stock and as of June 19, 2006, RS Atlantic Holdings beneficially owned twenty-two percent (22.00%) of our issued and outstanding common stock.

At the closing of the Stock Exchange Agreement pursuant to the governing trust relationship, 18,753,113 shares of our common stock were issued directly to HS Holdings. In connection with the Stock Exchange Agreement, HS Holdings exchanged 18,753,113 common shares of 1604494 Ontario Inc. for 18,753,113 shares of our common stock. As of March 24, 2005, HS Holdings beneficially owned twenty-four percent (24.0%) of our issued and outstanding common stock and as of June 19, 2006, HS Holdings beneficially owned twenty-one and eighty hundredths percent (21.80%) of our issued and outstanding common stock.

Prior to the consummation of the transactions contemplated under the Stock Exchange Agreement, Condor Gold Corp. owned and controlled seventy-three percent (73%) of our issued and outstanding common stock at the time.

For further information about the above transactions, please see our Current Report on Form 8-K filed with the Commission on March 29, 2005, which is incorporated herein by reference.

AMENDMENT TO ARTICLES OF INCORPORATION

Our Board of Directors and stockholders owning a majority of the outstanding shares of our common stock have approved an amendment to our Articles of Incorporation to increase the number of authorized shares of our common stock from one hundred million (100,000,000) to two hundred million (200,000,000) shares.

Text of Amendment

The amendment would result in Article IV of our Articles of Incorporation reading as follows:

“Article IV

Shares

The aggregate number of shares of capital stock authorized to be issued by this Corporation shall be 200,000,000 shares of common stock, each with a par value of $.001 (the “Common Stock”), and 25,000,000 shares of preferred stock, each with a par value of $.001 (the “Preferred Stock”). Each share of issued and outstanding Common Stock shall entitle the holder thereof to one vote on each matter with respect to which shareholders have the right to vote, to fully participate in all shareholder meetings, and to share ratably in the net assets of the corporation upon liquidation or dissolution, but each such share shall be subject to the rights and preferences of the Preferred Stock as hereinafter set forth.

The Preferred Stock may be issued from time to time in one or more series in any manner permitted by law, as determined from time to time by the Board of Directors and stated in any resolution providing for the issuance of such shares adopted by the Board of Directors pursuant to authority hereby vested in it, each series to be appropriately designated, prior to the issuance of any shares thereof, by some distinguishing letter, number or title. All shares of each series of Preferred Stock shall be alike in every particular and of equal rank, have the same powers, preferences and rights and be subject to the same qualifications, limitations and restrictions, without distinction between the shares of different series thereof, except in regard to the following particulars, which may differ as to different series:

(a)    the annual rate of dividends payable and the dates from which such dividends shall commence to accrue, if at all;

(b)    the amount payable upon a share redemption and the manner in which shares of a particular series may be redeemed;

(c)    the amount payable upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation;

(d)    the provisions of any sinking fund established with respect to the shares of a series;

(e)    the terms and rates of conversion or exchange, if shares of a series are convertible or exchangeable, and

(f)    the provisions as to voting rights, if any; provided that the shares of any series of Preferred Stock having voting power shall not have more than one vote per share.

Before any shares of a particular series of Preferred Stock are issued, the designations of such series and its terms in respect of the foregoing particulars shall be fixed and determined by the Board of Directors in any manner permitted by law and stated in a resolution providing for the issuance of such shares adopted by the Board of Directors pursuant to authority hereby vested in it. Such designations and terms shall be set forth in full or summarized on the certificates for such series. The Board of Directors may increase the number of such shares by providing that any unissued shares of Preferred Stock shall constitute part of such series, or may decrease (but not below the number of shares thereof then outstanding) the number of shares of any series of Preferred Stock already created by providing that any unissued shares previously assigned to such series shall no longer constitute part thereof. The Board of Directors is hereby empowered to classify or reclassify any unissued shares of Preferred Stock by fixing or altering the terms thereof in respect of the above-referenced particulars and by assigning the same to an existing or newly established series from time to time before the issuance of such shares.

The holders of shares of each series shall be entitled to receive, out of any funds legally available therefor, when and as declared by the Board of Directors, cash dividends at such rate per annum as shall be fixed by resolution of the Board of Directors for such series, payable periodically on the dates fixed by the Board of Directors for the series. Such dividends may be cumulative or non-cumulative, deemed to accrue from day to day regardless of whether or not earned or declared, and may commence to accrue on each share of Preferred Stock from such date or dates, all as may be determined and stated by the Board of Directors prior to the issuance thereof. The corporation shall make dividend payments ratably upon all outstanding shares of Preferred Stock in proportion to the amount of dividends accrued thereon to the date of such dividend payment, if any.

As long as any shares of Preferred Stock shall remain outstanding, no dividend (other than a dividend payable in shares ranking junior to such Preferred Stock with respect to the payment of dividends or liquidating assets) shall be declared or paid upon, nor shall any distribution be made or ordered in respect of, shares of the Common Stock or any other class of shares ranking junior to the shares of such Preferred Stock as to the payment of dividends or liquidating assets, nor shall any monies (other than the net proceeds received from the sale of shares ranking junior to the shares of such Preferred Stock as to the payment of dividends or liquidating assets) be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of shares of the Common Stock or of any other class of shares ranking junior to the shares of such Preferred Stock as to dividends or assets unless:

(a)    all dividends on the shares of Preferred Stock of all series for past dividend periods shall have been paid and the full dividend on all outstanding shares of Preferred Stock of all series for the then current dividend period shall have been paid or declared and set apart for payment; and

(b)    the corporation shall have set aside all amounts, if any, required to be set aside as and for sinking funds, if any, for the shares of Preferred Stock of all series for the then current year, and all defaults, if any, in complying with any such sinking fund requirements in respect of previous years shall have been cured.

The corporation, at the option of the Board of Directors, may at any time redeem the whole, or from time to time any part, of any series of Preferred Stock, subject to such limitations as may be adopted by the Board authorizing the issuance of such shares, by paying therefor in cash the amount which shall have been determined by the Board of Directors, in the resolution authorizing such series, to be payable upon the redemption of such shares at such time. Redemption may be made of the whole or any part of the outstanding shares of any one or more series, in the discretion of the Board of Directors; but if the redemption shall be effected only with respect to a part of a series, the shares to be redeemed may be selected by lot, or all of the shares of such series may be redeemed pro rata, in such manner as may be prescribed by resolution of the Board of Directors.

Subject to the foregoing provisions and to any qualifications, limitations, or restrictions applicable to any particular series of Preferred Stock which may be stated in the resolution providing for the issuance of such series, the Board of Directors shall have authority to prescribe from time to time the manner in which any series of Preferred Stock shall be redeemed.

Upon any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, the shares of Preferred Stock of each series shall be entitled, before any distribution shall be made with respect to shares of Common Stock or to any other class of shares junior to the shares of Preferred Stock as to the payment of dividends or liquidating assets, to be paid the full preferential amount fixed by the Board of Directors for such series as herein authorized; but the shares of Preferred Stock shall not be entitled to any further payment and any remaining net assets shall be distributed ratably to all outstanding shares of Common Stock. If upon such liquidation or dissolution of the corporation, whether voluntary or involuntary, the net assets of the corporation shall be insufficient to permit the payment to all outstanding shares of Preferred Stock of all series of the full preferential amounts to which they are respectively entitled, the entire net assets of the corporation shall be distributed ratably to all outstanding shares of Preferred Stock in proportion to the full preferential amount to which each such share is entitled. Neither a consolidation nor a merger of the corporation with or into any other entity nor the sale of all or substantially all of the assets of the corporation shall be deemed to be a liquidation or dissolution within the meaning of this paragraph.”

General Effect of the Proposed Amendment and Reasons for Approval

We are increasing the number of shares of our authorized common stock to provide additional shares for general corporate purposes, including stock dividends and splits, conversions of convertible securities, raising additional capital, issuance of shares pursuant to employee stock option plans, and for possible future acquisitions. Additionally, on or about June 8, 2006, we issued a warrant to Laurus Master Fund Ltd. to purchase up to 36,128,286 shares of our common stock and the increased authorized shares of our common stock will be used in the event that Laurus exercises all or a portion of its warrant. For further information about the Laurus warrant and the related transaction with Laurus, please see our Form 8-K filed on June 13, 2006 which is incorporated herein by reference.

Our officers may from time to time engage in discussions with other companies concerning the possible acquisition of such companies by us in which we may consider issuing stock as part of or as all of the acquisition price. The Board of Directors believes that an increase in the total number of shares of authorized common stock will better enable us to meet our future needs and give us greater flexibility in responding quickly to business opportunities. The increase will also provide additional shares for corporate purposes generally.

Our Board of Directors knows of no other matters other than those described in this Information Statement, which have been recently approved or considered by the holders of our common stock.

REASONS WE USED STOCKHOLDER CONSENT AS OPPOSED TO SOLICITATION OF STOCKHOLDER APPROVAL VIA PROXY STATEMENT AND SPECIAL MEETING

The increase in our authorized shares of common stock requires an amendment to our Articles of Incorporation, which cannot proceed until stockholder approval is obtained and is effective. Stockholder approval could have been obtained by us in one of two ways: (i) by the dissemination of a proxy statement and subsequent majority vote in favor of the actions at a stockholders meeting called for such purpose, or (ii) by a written consent of the holders of a majority of our voting securities.

We determined that it would be preferable to act by written consent instead of soliciting stockholder approval through the use of a proxy statement because of the timing and costs involved.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

None of our directors or officers or their associates have any interest, direct or indirect, by security holdings or otherwise, in any of the matters to be approved by the stockholders as described in this information statement.

NO APPRAISAL RIGHTS

Under the Florida Business Corporation Act, our stockholders are not entitled to appraisal rights with respect to an increase of our authorized shares, and we will not independently provide stockholders with any such right.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith we file reports, proxy statements and other information including annual and quarterly reports on Form 10-KSB and 10-QSB (the "1934 Act Filings") with the Securities and Exchange Commission (the "Commission"). Reports and other information filed by us can be inspected and copied at the public reference facilities maintained at the Commission at 100 F Street, N.E., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System ("EDGAR").

We have incorporated by reference into this information statement the information and documents contained in our Current Reports on Form 8-K filed with the Commission on March 29, 2005 and June 13, 2006. We will provide, without charge, to each person to whom this information statement is being delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all of the information that has been incorporated by reference. Requests for information should be directed in writing to Reliant Home Warranty Corporation, 200 Yorkland Boulevard, Suite 700, Toronto A6 M2J 5C1, Canada, Attention: General Counsel or by phone to 416-455-9500.

You should rely only on the information contained or incorporated by reference in this information statement. We have not authorized anyone to provide you with information that is different from what is contained in this information statement. This information statement is dated [July 3], 2006. You should not assume that the information contained in this information statement is accurate as of any date other than that date, and the mailing of this information statement to stockholders shall not create any implication to the contrary.

Dated: [July 3], 2006

By Order of the Board of Directors,

/s/ Boyd Soussana
Boyd Soussana
Chairman of the Board
and Chief Executive Officer